UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2003

THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California

(State of Other Jurisdiction of Incorporation)

1-8145	94-2340464

(Commission File Number)	(IRS Employer Identification Number)

6035 Stoneridge Drive
Pleasanton, California 94588

(Address of principal executive offices including zip code)

(925) 847-8600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     (a)  On September 29, 2003, International Technidyne Corporation (“ITC”), a subsidiary of Thoratec Corporation (“Thoratec”), completed the acquisition of the assets relating to the intermittent testing business products of Diametrics Medical, Inc. (“Diametrics”), including the IRMA® (Immediate Response Mobile Analysis) point-of-care blood analysis system, pursuant to an Asset Purchase Agreement by and between ITC and Diametrics dated as of July 17, 2003 (the “Agreement”). The assets acquired consisted of equipment, materials and supplies, contracts, licenses, regulatory approvals, accounts receivables, inventory and intellectual property rights relating to the Diametrics intermittent testing business products.

     ITC acquired the assets from Diametrics for approximately $5 million in cash and the assumption of $550,000 of related trade payables. Of the cash purchase price, $758,000 will be held in escrow for 180 days following the closing date to fund indemnification obligations, if any, that may arise. The cash purchase price was paid out of available cash.

     (b)  Prior to the acquisition, Diametrics used the assets acquired by ITC in the manufacture and sale of Diametrics’ intermittent testing business products. ITC intends to continue the operation of the assets acquired from Diametrics for substantially the same purposes.

     The foregoing description of the acquisition is qualified in its entirety by reference to the full text of the Agreement, Exhibit 2.1 of this Current Report on Form 8-K, which Agreement is filed with Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798) and incorporated by reference thereto.

     On September 30, 2003, Thoratec issued a press release announcing the completion of the transaction. The press release is attached hereto as Exhibit 99.1.

Item 7. Exhibits

(a)	Financial Statements. The financial statements of the business acquired will be filed, to the extent required, within 60 days of the filing of this report.

(b)	Pro Forma Financial Information. Pro forma financial information relative to the acquired business will be filed, to the extent required, within 60 days of the filing of this report.

(c)	Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement by and between International Technidyne Corporation and Diametrics Medical, Inc. dated as of July 17, 2003 (Incorporated by reference to Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798))

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Exhibit No.	Description

99.1	Press Release dated September 30, 2003

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 30, 2003

THORATEC CORPORATION

By:	/s/ M. Wayne Boylston

M. Wayne Boylston
Senior Vice President, Chief Financial Officer
and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement by and between International Technidyne Corporation and Diametrics Medical, Inc. dated as of July 17, 2003 (Incorporated by reference to Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798))

99.1	Press Release dated September 30, 2003

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